AMERICAN BUILDINGS COMPANY AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                    MARCH 31,
                                                               ---------------
                                                                1998     1997
                                                               ------   ------

   Net income                                                  $1,634   $1,515
                                                               ======   ======

Weighted Average Shares Outstanding - Basic                     5,273    5,316

   Add - Dilutive effect of outstanding options (as determined
     by the application of the treasury stock method)             360      350
                                                               ------   ------

Weighted Average Shares Outstanding - Diluted                   5,633    5,666
                                                               ======   ======

Earnings per share:

    Basic                                                      $ 0.31   $ 0.29
                                                               ======   ======

    Diluted                                                    $ 0.29   $ 0.27
                                                               ======   ======


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